Exhibit 16.1

Date: October 1, 2007

S.W. Hatfield

Dear Sir:

The letter shall confirm that the engagement of your firm is terminated. This termination and the engagement of Samuel H. Wong & Co. LLP as our new independent auditors were approved by our full Board of Directors.

Your firm is hereby authorized to respond fully to the inquiries of Samuel H. Wong & Co. LLP.

Our counsel have prepared a draft Form 8-K which will be due October 10, 2007. A copy of the disclosures that we will be making in response to Item 304(a) of Regulation S-K has been drafted and attached hereto. Please furnish us with a letter addressed to the Securities and Exchange Commission as to whether you agree with the statements made by us herein.

Very truly yours, VICTORY DIVIDE MINING COMPANY By: /s/ Glenn Little___ Name: Glenn Little Title: CEO

Item 4.01 Changes in Registrant’s Certifying Accountant

On September __, 2007, following our change in control reported in “Item 5.01 Changes in Control of Registrant” of this Current Report, our Board of Directors approved the dismissal of S.W. Hatfield ("Hatfield") as our registered independent certified public accounting firm. Concurrent with this action, our Board of Directors appointed Samuel H. Wong & Co., LLP (“Samuel Wong”) as our new registered independent certified public accounting firm. Samuel Wong is located at 400 Oyster Point Boulevard, Suite 122, South San Francisco, CA 94080

Hatfield had been previously engaged as our independent auditing firm to audit our financial statements.

Hatfield’s audit opinion on the financial statements for the past two years did not contain an adverse opinion, a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles, except for a going concern opinion expressing substantial doubt about the ability of the Company to continue as a going concern.

During our two most recent fiscal years (ended December 31, 2006 and 2005) and from January 1, 2007 to the date of this Report, there has not been any disagreements with Hatfield, whether or not resolved, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to Hatfield’s satisfaction, would have caused it to make reference to the subject matter of the disagreement in connection with its reports.

We have fully authorized Hatfield to respond fully to the inquiries of Samuel Wong concerning the subject matter of each such agreements or events and to all other inquiries.